EXHIBIT 10.57

BRADY CORPORATION
NONQUALIFIED STOCK OPTION

Upon management’s recommendation, the Management Development and Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors has awarded to _______________ (“Employee”) a non-qualified stock option (the “Option”) effective _______________, 20__, pursuant to the terms of the Brady Corporation 2017 Omnibus Incentive Plan (the “Plan”). The Corporation’s records shall be the official record of the Option grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

1.	Number of Shares Optioned; Grant Price

The Corporation grants to the Employee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of X,XXX Shares of the presently authorized Class A Common Stock of the Corporation, $.01 par value, whether unissued or issued and reacquired by the Corporation, at the price of $XX.XX per Share (the “Grant Price”).

2.	Conditions of Exercise of Options During Employee’s Lifetime; Vesting of Option

Except as provided in this Section and in Section 3, this Option may not be exercised (a) unless Employee is at the date of the exercise in the employ of the Corporation or an Affiliate, and (b) until Employee shall have been continuously so employed for a period of at least one year from the date hereof. Thereafter, this Option shall be exercisable for any amount of Shares up to the maximum percentage of Shares covered by this Option (rounded up to the nearest whole Share), as follows (but in no event shall this Option be exercisable for any Shares after the expiration date provided in Section 7):

Number of Completed Years After Grant Date	Maximum Percentage of Shares For Which Option is Exercisable

If Employee shall cease to be employed by the Corporation or an Affiliate for any reason other than as provided in Section 3 after Employee shall have been continuously so employed for one year after the grant of this Option, Employee may, at any time within 90 days of such termination, but in no event later than the date of expiration of this Option, exercise this Option to the extent Employee was entitled to do so on the date of such termination. Notwithstanding the foregoing, this Option shall immediately expire if Employee is terminated for Cause; provided that for purposes of this Agreement a termination for poor performance shall not be considered a termination for Cause. This Agreement does not confer upon Employee any right of continuation of employment by the Corporation or an Affiliate, nor does it impair any right the Corporation or any Affiliate may have to terminate the Employee’s employment at any time.

3.	Termination of Employment

Notwithstanding the provisions of Section 2 hereof, if the Employee:

a)
is terminated by the death of the Employee, any unexercised, unexpired Stock Options granted hereunder to the Employee shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Employee’s personal representative or by the person to whom the Stock Options are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution;

b)
is terminated as a result of the Disability of the Employee, any unexercised, unexpired Stock Options granted hereunder to the Employee shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of Disability; or

c)
is terminated as a result of the Employee’s retirement (after age 60 with five years of employment with the Corporation or an Affiliate), any unexercised, unexpired Stock Options granted hereunder to the Employee shall continue to vest as provided in Section 2 hereof and any Stock Options that are or become vested may be exercised, in whole or in part, at any time prior to the expiration date of such option.

4.	Deferral of Exercise

Although the Corporation intends to exert its best efforts so that the Shares purchasable upon the exercise of this Option will be registered under, or exempt from, the registration requirements of, the Securities Act of 1933 (the “Act”) and any applicable state securities law at the time or times this Option (or any portion of this Option) first becomes exercisable, if the exercise of this Option would otherwise result in a violation by the Corporation of any provision of the Act or of any state securities law, the Corporation may require that such exercise be deferred until the Corporation has taken appropriate action to avoid any such violation.

5.	Method of Exercising Option

This Option shall be exercised by delivering to the Corporation, at the office of its Treasurer, a written notice of the number of Shares with respect to which this Option is at the time being exercised and by paying the Corporation in full the Grant Price of the Shares being acquired at the time.

6.	Method of Payment

Payment shall be made either: (a) in cash, (b) by check, (c) by tendering (either by actual delivery or by attestation) previously acquired Shares (“Delivered Stock”), (d) by surrendering to the Corporation Shares otherwise receivable upon exercise of the Stock Option (a "Net Exercise"), (e) by a cashless (broker-assisted) exercise, (f) any combination of the foregoing or (g) by any other method approved or accepted by the Administrator. Payment in the form of Delivered Stock shall be in the amount of the Fair Market Value of the Shares at the date of exercise and Shares used in a Net Exercise shall be valued at their Fair Market Value determined as of the date of exercise of the Stock Option, with Fair Market Value determined in accordance with Section 9.

7.	Expiration Date

This Option shall expire ten years after the date on which this Option was granted.

8.	Withholding Taxes

The Corporation may require, as a condition to the exercise of this Option, that the Employee concurrently pay to the Corporation (either in cash or, at the request of Employee, but subject to such rules and regulations as the Administrator may adopt from time to time, in Shares of Delivered Stock) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of such exercise, in such amount as the Administrator or the Corporation in its discretion may determine. The Employee may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the Shares to be issued upon the exercise of the Option, Shares, the Fair Market Value of which is to be applied to the Employee's withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Employee’s applicable jurisdictions.

9.	Method of Valuation of Stock

The “Fair Market Value” of a Share on any date shall mean, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sales price recorded in composite transactions for such date or, if such date is not a business day or if no sales of Shares shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such Shares on the relevant date.

10.	Confidentiality, Non-Solicitation and Non-Compete

As consideration for the grant of this Option, Employee agrees to, understands and acknowledges the following:

a)
During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. During Employee’s employment with Company, and for a two (2)-year period thereafter, Employee agrees not to use or disclose Company’s Confidential Information except as necessary in executing Employee’s duties for Company. Employee shall keep Confidential Information constituting a trade secret under applicable law confidential for so long as such information constitutes a trade secret (i.e., protection as to trade secrets shall not necessarily expire at the end of the two (2)-year period). Employee agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. As to any electronically stored copies of Confidential Information, Employee shall contact their supervisor or Company’s General Counsel to discuss the proper method for returning such items. Employee hereby consents and agrees that Company may access any of Employee’s personal computers and other electronic storage devices (including personal phones) and any electronic storage accounts (such as dropbox) so as to allow Company to ascertain the presence of Company’s Confidential Information and how such information has been used by Employee and to remove any such items from such devices and accounts. Employee further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)
information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)
the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(vi)
Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Employee; (ii) becomes available to the public through no fault of Employee; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Employee promptly notifies Company of such request so Company may seek a protective order

b)
Post-Employment Customer Non-Solicitation Agreement. For one (1) year following Employee’s separation from Company, Employee will not contact-or support others in contacting-customers of Company with whom Employee had business contact during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

c)
Post-Employment Non-Solicitation Agreement Based Upon Customer Knowledge. For one (1) year following Employee’s separation from Company, Employee will not contact-or support others in contacting-customers of Company about whom Employee possesses Confidential Information or for whom Employee supervised others in serving during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

d)
Post-Employment Non-Compete Agreement. For one (1) year following Employee’s separation from Company, Employee will not, directly or indirectly, within the Restricted Territory, provide services similar to any of those Employee provided to Company during the last two (2) years of Employee’s employment with Company to a competitor of Company or a person or entity preparing to compete with Company. If Employee’s services to Company at all times during their last two (2) years of employment were limited to particular subsidiaries or affiliates (Tricor Direct, Inc., Precision Dynamics Corporation, etc.) or divisions (WPS, IDS, PDC, etc.), then the term “competitor” as used in this paragraph will be limited to competitors of all such subsidiaries, affiliates, and divisions. "Restricted Territory" shall mean the territories and regions to which Employee was assigned during the last year of their employment with Company. If Employee was not responsible for particular territories or regions during their last year of employment, then "Restricted Territory" shall instead be defined as the country in which Employee primarily worked for Company during the last year of their employment.

e)
Post-Employment Restriction on Working With Competitive Products. For one (1) year following Employee’s separation from Company, Employee will not, work in the development, design, modification, improvement, or creation of products or services competitive with any products or services with which Employee was involved in the development, design, modification, improvement or creation for Company during the last two (2) years of Employee’s employment.

f)
Post-Employment Restriction on Advising Investors. For one (1) year following Employee’s separation from Company, Employee will not, directly or indirectly, advise a private equity firm or other investor regarding buying, investing in, or divesting from Company or any of its competitors.

g)	Post-Employment Restriction on Soliciting Employees. For one (1) year following Employee’s separation from Company, Employee will not solicit or encourage Key

Employees of Company to provide services to a competitor of Company or to otherwise terminate their relationship with Company. “Key Employees” are employees or contractors whom Employee supervised, who supervised Employee, or with whom Employee had significant business contact during Employee’s last year of employment with Company and who work for or serve Company as an engineer, manager, executive, sales employee, professional, or director.

h)
Duty of Loyalty and Related Obligations. Employee acknowledges and agrees that Employee owes Company a duty of loyalty while employed by Company. During Employee’s employment with Company, Employee agrees not to take action that will harm Company, such as, encouraging employees, vendors, suppliers, contractors, or customers to terminate their relationships with Company, usurping a business opportunity from Company, engaging in conduct that would injure Company’s reputation, providing services or assistance to a competitive enterprise, or otherwise competing with Company.

i)
Non-Disparagement and Social Media. Employee agrees not to disparage Company or any of its officers, directors, or employees on social media, on any public platform, or to persons external to Company when such comments have the potential to harm Company (i.e., making disparaging comments about Company to distributors, customers, suppliers, etc.).

j)
Other Business Relationships. Employee agrees, for a one (1)-year period following Employee’s separation from Company, not to encourage or advise any vendors, suppliers, or others possessing a business relationship with Company to terminate that relationship or to otherwise modify that relationship to Company’s detriment.

k)
Employee acknowledges and agrees that compliance with this Section 10 is necessary to protect the Company, and that a breach of any of this Section 10 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 10, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 10, or to enjoin Employee from performing services in breach of Section 10. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

l)
Employee further agrees that, in the event of a breach of this Section 10, the Corporation may elect to recover all or any part of the value of any amounts previously paid or payable or any Shares (or the value of any Shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

m)	Employee agrees that the terms of this Section 10 shall survive the termination of Employee's employment with the Company.

n)
EMPLOYEE HAS READ THIS SECTION 10 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE

POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

11.	Clawback

This Option is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

12.	No Rights in Shares Until Certificates Issued

Neither the Employee nor his heirs nor his personal representative shall have any of the rights or privileges of a stockholder of the Corporation in respect of any of the Shares issuable upon the exercise of the Option herein granted, unless and until certificates representing such Shares shall have been issued or Shares in book entry form shall have been recorded in the records of the Corporation’s transfer agent.

13.	Option Not Transferable

No portion of the Option granted hereunder shall be transferable or assignable (or made subject to any pledge, lien, obligation or liability of an Employee) except (a) by last will and testament or the laws of descent and distribution (and upon a transfer or assignment pursuant to an Employee’s last will and testament or the laws of descent and distribution, any Option must be transferred in accordance therewith); (b) during the Employee’s lifetime, nonqualified stock Options may be transferred by an Employee to the Employee’s spouse, children or grandchildren or to a trust for the benefit of such spouse, children or grandchildren, provided that the terms of any such transfer prohibit the resale of Shares acquired upon exercise of the option at a time during which the transferor would not be permitted to sell such Shares under the Corporation’s policy on trading by insiders.

14.	Prohibition Against Pledge, Attachment, Etc.

Except as otherwise herein provided, the Option herein granted and the rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

15.	Change in Control

Anything contained herein to the contrary notwithstanding, in the event of a Change in Control (as defined in Exhibit A), this Option shall become fully vested and exercisable. The Administrator may elect to cancel the Option. If the Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Employee an amount of cash or stock, as determined by the Administrator, equal to the number of Shares subject to the canceled Option multiplied by the difference between the Grant Price per Share, as described in Section 1 hereof, and the Fair Market Value per share, determined in accordance with Section 9 hereof, as of the time of surrender. No event described in Section 13.05 of the Plan shall cause the Option to become fully vested and exercisable unless such event is a Change in Control (as defined in Exhibit A).

16.	Notices

Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its Chief Financial Officer, and any notice to be given to the Employee may be addressed at the address as it appears on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Except as provided in Section 5 hereof, any such notice shall be deemed to have been duly given, if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail.

17.	Provisions of Plan Controlling

This Option is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Option grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

18.	Wisconsin Contract

This Option has been granted in Wisconsin and shall be construed under the laws of that state.

19.	Severability

Wherever possible, each provision of this Option will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof. A court of competent jurisdiction is expressly authorized to modify overbroad provisions so as to make them enforceable to the maximum extent permitted by law and is further authorized to strike whole provisions that cannot be so modified.

20.	At-Will Employment.

Nothing in this Agreement is intended to change Employee’s status as an at-will employee. Employee understands that Employee is an at-will employee and that Employee’s employment can be terminated at any time, with or without notice or cause, by either Employee or Corporation.

21.	Notice of Immunity.

In accordance with the Defend Trade Secrets Act, Employee is hereby advised that:

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, the Corporation has granted this Option as of the day and year first above written.

BRADY CORPORATION

By: J. MICHAEL NAUMAN
Name: J. Michael Nauman
Its: President and Chief Executive Officer

EMPLOYEE'S ACCEPTANCE

I, _______________, hereby accept the foregoing Option Award and agree to the terms and conditions thereof, including the restrictions contained in Section 10 of this Agreement.

EMPLOYEE:

Signature: _______________
Print Name: _______________

EXHIBIT A

Change in Control Definition

A “Change in Control” means the occurrence of any one of the following events:

(a)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following shall not be deemed to result in a Change in Control, (i) any acquisition or holding by the members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust, (ii) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (iii) any acquisition by the Company or a wholly owned Subsidiary, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (v) any underwriter temporarily holding securities pursuant to an offering of such securities, or (vi) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)A change in the composition of the Board such that the individuals who, as of August 1, 2016, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to August 1, 2016, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; provided, further, however, that a director who has been approved by members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust while they beneficially own collectively more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors shall be deemed to be an Incumbent Director; or

(c)Approval by the shareholders of the Company and the subsequent consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Class A Common Stock and Class B Common Stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business

Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or

(d)Approval by the shareholders of the Company and the subsequent consummation of
(i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, unless the sale or other disposition is to a corporation, with respect to which following such sale or other disposition, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such other corporation, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the sale or other disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, no Change in Control shall deemed to have occurred upon an event described in this definition unless the event constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.